Exhibit 1

CONFIRMING STATEMENT

This Statement confirms that each of the undersigned has authorized and designated FIMI IV 2007 Ltd. ("FIMI IV 2007") to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Ormat Technologies, Inc. ("Ormat"). The authority of FIMI IV 2007 under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to its/his/her ownership of or transactions in securities of Ormat, unless earlier revoked in writing. The undersigned acknowledges that FIMI IV 2007 is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934. This Statement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same instrument.

Date: February 17, 2015	FIMI ENRG, L.P. By: FIMI IV 2007 Ltd., managing general partner By: /s/ Ishay Davidi Name: Ishay Davidi Title: CEO
Date: February 17, 2015	FIMI ENRG, Limited Partnership By: FIMI IV 2007 Ltd., managing general partner By: /s/ Ishay Davidi Name: Ishay Davidi Title: CEO
Date: February 17, 2015	/s/ Ishay Davidi Name: Ishay Davidi